Grant Date	Expires	Number	Exercise Price	Date Exercisable - the later of 4/14/2015 or the period set forth below
June 4, 2013	June 4, 2023	21,379	$1.16	47.2% immediately; 2.78% vest monthly beginning one month after the Grant Date.
January 3, 2012	January 3, 2023	21,724	$1.16	33.33% vest 1 year after the Grant Date; ratably thereafter on the last day of the month for 24 months
December 26, 2011	December 26, 2021	39,655	$1.16	25% vest one year after the Grant Date; ratably thereafter on the last day of the month for 36 months.